Exhibit 10.1

EQUITY PURCHASE AGREEMENT

Agreement No.: YMT-EA-260903

This Equity Purchase Agreement (this “Agreement”) is entered into by and among the following parties on September 19, 2026 in Beijing, the People’s Republic of China (“China”):

Buyer:

Beijing Yimutian Network Technology Co., Ltd.（北京一人一亩田网络科技有限公司，“Yimutian” or the “Buyer”), a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 911101080991996616.

Yimutian Inc. (“YMT” or the “Buyer”), a limited liability company incorporated and registered under the laws of the Cayman Islands, with registered office at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, listed for trading on the Nasdaq Stock Exchange under the stock symbol “YMT”, whose legal representative is Deng Jinhong.

Sellers:

Aoge (Beijing) Supply Chain Management Co., Ltd. (“Aoge” or “Seller One”), a joint stock company (unlisted) duly organized and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91110101MA01BPU665, whose legal representative is Sheng Wei, being a shareholder of Qingdao Quanao Supply Chain Technology Co., Ltd. (hereinafter “Quanao” or the “Target Company”) and holding 84.25% of the equity interest in Quanao.

Qingdao Quanao Management Consulting Enterprise (Limited Partnership) (“Quanao Management” or “Seller Two”), a limited partnership duly organized and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91370212MA3Q0TPG5D, whose executive partner is Zhang Hongzhen, being a shareholder of Qingdao Quanao Supply Chain Technology Co., Ltd. (hereinafter “Quanao” or the “Target Company”) and holding 15.75% of the equity interest in Quanao.

Target Company: Qingdao Quanao Supply Chain Technology Co., Ltd., a joint stock company (unlisted) duly organized and validly existing under the laws of the People’s Republic of China, with Unified Social Credit Code 91370200MA3N8Y1D2D, whose legal representative is Zhang Hongzhen, with a registered capital of RMB 26,666,700, established on September 18, 2018, with registered address at Room 2001, Block B, Qingdao International Innovation Park, No. 1 Keyuanwei 1st Road, Laoshan District, Qingdao, Shandong Province.

In this Agreement, Seller One and Seller Two are collectively referred to as the “Sellers”; each of the Sellers, the Buyer and the Target Company is referred to individually as a “Party”, and collectively as the “Parties”.

Whereas:

1.	The Target Company is a technology enterprise engaged in supply chain management services, and owns businesses and assets including the Quanao Supply Chain Service Technology Platform, the Quanao Food Procurement System, the Quanao Supply Chain Management Technology Platform and the Quanao Food Trading Mall.

2.	The Sellers are shareholders of the Target Company, holding ownership and/or control over the Target Company.

3.	The Buyer intends to acquire ownership and control of the Target Company by way of purchase: in the first phase, the Buyer will first acquire 33.33% of the equity interest in the Target Company; thereafter, based on business developments after such acquisition and the Buyer’s business planning, the Buyer will continue to acquire the remaining equity interests held by the Target Company’s shareholders until the entire equity interest has been acquired.

4.	The Parties agree that the consideration for this transaction shall be paid by the Buyer by way of newly issuing YMT ordinary shares to the Sellers.

5.	The Parties, after friendly negotiation, have reached consensus on this equity purchase and related arrangements.

6.	The Parties confirm that the overall valuation of one hundred percent (100%) of the equity interest in the Target Company is USD 75,000,000 (in words: Seventy-Five Million U.S. Dollars); the consideration for the first phase of the Buyer’s acquisition of 33.33% of the equity interest in the Target Company is USD 25,000,000 (in words: Twenty-Five Million U.S. Dollars).

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Particulars of the Target Company

1.1 Overview of the Target Company. The Target Company is Qingdao Quanao Supply Chain Technology Co., Ltd., with Unified Social Credit Code 91370200MA3N8Y1D2D, whose legal representative is Zhang Hongzhen, with a registered capital of RMB 26,666,700, established on September 18, 2018, of enterprise type “Other Joint Stock Company (Unlisted)”, with registered address at Room 2001, Block B, Qingdao International Innovation Park, No. 1 Keyuanwei 1st Road, Laoshan District, Qingdao, Shandong Province. The Target Company is principally engaged in supply chain management services, import and export agency, procurement agency services and other businesses, and owns businesses and assets including the Quanao Supply Chain Service Technology Platform, the Quanao Food Procurement System, the Quanao Supply Chain Management Technology Platform and the Quanao Food Trading Mall.

1.2 Guarantees and Liabilities of the Target Company:

(1)	The Target Company has bank loans and other liabilities; details of the Target Company’s liabilities as of June 30, 2026 are set out in Schedule 1; details of guarantees provided to third parties are set out in Schedule 2;

(2)	The Sellers have provided Party A with the Target Company’s financial statements as of June 30, 2026;

(3)	Any debt incurred between June 30, 2026 and the execution of this Agreement shall be settled by the Sellers, and shall be unrelated to the Buyer.

Article 2 Purchase and Sale of the Target Company

2.1 Sale and Purchase (Phased Implementation). The transactions contemplated under this Agreement shall be implemented in phases:

(1)	First Phase: Seller One agrees, on the terms and conditions set forth in this Agreement, to sell to the Buyer 33.33% of the equity interest in the Target Company (i.e., 33.33% of the entire equity interest of the Target Company) held by Seller One; and the Buyer agrees to purchase such equity interest on the terms and conditions set forth in this Agreement. Upon completion of the First Phase transaction, the Buyer shall hold 33.33% of the equity interest in the Target Company, Seller One shall hold 50.92% of the equity interest in the Target Company, and Seller Two shall hold 15.75% of the equity interest in the Target Company.

(2)	Subsequent Acquisitions: Based on the business developments after completion of the First Phase acquisition and the Buyer’s business planning, the Buyer shall have the right (but not the obligation) to continue to acquire the remaining equity interests held by the Sellers until the entire equity interest in the Target Company has been acquired. The proportion, consideration and specific terms of any subsequent acquisition shall be negotiated and agreed by the Parties at that time with reference to the overall valuation principles set forth in this Agreement, and shall be set forth in a separate written agreement. If the cumulative proportion of the Target Company’s equity interest acquired by the Buyer exceeds 50% as of any phase, the Sellers shall cooperate in signing the full set of VIE agreements and shall pledge all of the Target Company’s equity interest to the Buyer; the closing conditions precedent, asset and business rectification, performance milestone unlocking, pledge and registration arrangements of the subsequent acquisitions shall, in principle, be implemented by reference to the provisions of this Agreement.

2.2 Asset and Business Rectification Period. This transaction sets a maximum six-month asset and business rectification period (the “Asset and Business Rectification Period”), commencing from the date of execution of this Agreement. The Sellers undertake to complete the rectification of the Target Company’s credit and debt relationships and related encumbrances during the Asset and Business Rectification Period, so as to ensure that the Target Company reaches a state that is available for normal operation by the Buyer, without any impediment.

Article 3 Consideration and Payment

3.1 Overall Valuation and Consideration. The Parties confirm that the overall valuation of one hundred percent (100%) of the equity interest in the Target Company is USD 75,000,000 (in words: Seventy-Five Million U.S. Dollars). The consideration for the First Phase under this Agreement is USD 25,000,000 (in words: Twenty-Five Million U.S. Dollars), corresponding to the 33.33% equity interest in the Target Company to be acquired by the Buyer in the First Phase. The consideration for any subsequent acquisition shall be negotiated and agreed by the Parties by reference to the foregoing overall valuation.

3.2 Form of Payment. The Buyer shall pay the entire First Phase consideration by newly issuing ordinary shares of YMT to Seller One. The number of consideration ordinary shares equals the First Phase consideration divided by the Issue Price.

3.3 Issue Price and Share Quantity. The Issue Price is the arithmetic mean of the closing prices of YMT’s listed trading stock (i.e., ADSs, with each ADS corresponding to 6,000 ordinary shares as of the date of this Agreement) on the Nasdaq market for five (5) consecutive trading days prior to September 19, 2026 (the Pricing Reference Date, the Pricing Reference Date itself excluded), namely September 14, 15, 16, 17 and 18, 2026, i.e., USD 2.06 per ADS. Calculated on this basis, the First Phase consideration is equivalent to 12,135,922 ADSs, corresponding to 72,815,532,000 ordinary shares (based on the ratio in effect on the date of this Agreement). When any ordinary shares subsequently issued are converted into ADSs, conversion shall be made at the ratio then in effect on the conversion date.

3.4 Issuance of Shares. Upon execution of this Agreement and the satisfaction of the closing conditions, the Buyer shall, within ten (10) business days, issue the consideration shares and register them in the share register. However, the share certificates shall not be delivered to the Sellers during the Asset and Business Rectification Period.

3.5 Conditions for Share Delivery. The shares may be delivered to the Sellers only after all of the following conditions have been satisfied:

(1)	the Asset and Business Rectification Period has expired;

(2)	the Target Company has no undisclosed debt or encumbrances, and the Target Company’s businesses and assets are entirely in a state available for normal operation by the Buyer, without any impediment;

(3)	the Sellers’ representations and warranties under this Agreement are true, accurate and complete as of the expiration of the Asset and Business Rectification Period;

(4)	the net asset value of the Target Company has increased by not less than USD 15,000,000 (in words: Fifteen Million U.S. Dollars) as compared with that of June 30, 2026.

3.6 Transfer Restrictions After Delivery. After the Asset and Business Rectification Period expires and the delivery conditions are satisfied, the Sellers may convert such shares into ADSs and trade them on the Nasdaq market; however, from the Trade-Start Date and unless waived or adjusted in writing by the Sellers’ Cayman company, the following transfer restrictions shall apply:

(1)	a six-month lock-up from the Trade-Start Date;

(2)	after the lock-up period expires, in any quarter the number of shares transferred shall not exceed 10% of the total consideration shares.

3.7 Failure to Achieve Asset Rectification Targets. If, upon expiration of the Asset and Business Rectification Period, the Sellers have failed to satisfy all conditions set forth in this Agreement, this transaction shall be terminated and the Buyer shall cancel all issued consideration shares. If, upon expiration of the Asset and Business Rectification Period, the transaction cannot be completed and this Agreement is terminated due to reasons attributable to the Buyer (including but not limited to the Buyer’s refusal to issue shares, inability to register the shares as effective, failure of internal approvals of the Buyer, etc.), the Buyer shall pay the Sellers liquidated damages equal to 3% of the transaction consideration. Save for the foregoing, no Party shall bear any liability or obligation to any other Party.

Article 4 Closing Conditions Precedent

4.1 Conditions Precedent to the Buyer’s Closing Obligations. The Buyer’s obligation to complete the Closing is subject to the satisfaction of all of the following conditions precedent on or before the Closing Date, or their written waiver by the Buyer:

(1)	the Sellers have obtained all internal and external approvals, authorizations and consents required for the execution, delivery and performance of this Agreement;

(2)	the Target Company’s assets are clearly owned and free of any material adverse change, and the Sellers’ representations and warranties under this Agreement are true, accurate and complete as of the Closing Date;

(3)	there exist no laws, regulations or governmental orders that would restrict, prohibit or materially impede the Closing of this transaction.

4.2 Conditions Precedent to the Sellers’ Closing Obligations. The Sellers’ obligation to complete the Closing is subject to the satisfaction of all of the following conditions precedent on or before the Closing Date, or their written waiver by the Sellers:

(1)	the Buyer has obtained all internal and external approvals, authorizations and consents required for the execution, delivery and performance of this Agreement;

(2)	the Buyer’s representations and warranties under this Agreement are true, accurate and complete as of the Closing Date;

(3)	the Buyer has issued the consideration shares to the Sellers in accordance with the provisions of this Agreement.

Article 5 Asset and Business Rectification

5.1 Asset and Business Rectification Period. The maximum six-month period commencing from the execution date of this Agreement shall be the Asset and Business Rectification Period. During the Asset and Business Rectification Period, the Sellers shall complete the following:

(1)	Rectify all credit and debt relationships on the Target Company to ensure that the Target Company has no pledges, mortgages, seizures, freezes, third-party claims or other encumbrances other than those disclosed in this Agreement;

(2)	Rectify any occupation or use of the Target Company’s assets to ensure that the Target Company is in normal operating condition available for the Buyer’s operation, without any impediment.

(3)	Request and coordinate with the Target Company to adjust its debt position such that the Target Company’s net asset value increases by not less than USD 15,000,000 (in words: Fifteen Million U.S. Dollars) as compared with that of June 30, 2026.

5.2 Debt Undertaking. Any debt incurred after June 30, 2026 shall be settled by the Sellers, and shall be unrelated to the Buyer. If the Target Company is subject to seizure, freeze or any other encumbrance due to the Sellers’ failure to settle relevant debts, the Sellers shall bear all responsibility and indemnify the Buyer against all losses suffered thereby.

5.3 Asset Maintenance. During the Asset and Business Rectification Period, the Sellers shall maintain the Target Company in accordance with the standard of a good manager, and shall not engage in any conduct that may impair the value of the Target Company.

5.4 Pledge of Equity Interest. The Sellers shall, within thirty (30) business days after the Closing, complete the procedures for pledging the equity interest purchased under this Agreement to the Buyer, and shall complete the registration with the market regulation authorities.

Article 6 Tax Deferral Treatment for Transfer and Foreign Exchange Registration

6.1 Tax Treatment. The Parties confirm that this transaction is an asset transfer in which the consideration is paid in the form of stock of an overseas listed company (YMT). The Sellers shall use their best efforts to apply for the special tax treatment (tax deferral) under the tax laws and regulations of the People’s Republic of China; however, the Parties expressly acknowledge that there is no guarantee that the competent tax authority will recognize this transaction as qualifying for the special tax treatment. If the application is not accepted or recognized, or the deferral is recovered, and the actual income tax, late payment surcharge, interest and reasonable defense expenses paid by the Sellers in connection with this transaction exceed the amount payable under the “Five-Year Deferral Assumption”, the excess shall be fully compensated by the Buyer in cash within thirty (30) days after the Sellers actually pay the tax.

6.2 Deferral Tax Filing. After the expiration of the Asset and Business Rectification Period and the completion of the transaction, the Sellers shall apply to the competent tax authority for the special-tax-treatment deferral filing and submit the relevant materials. The Buyer shall cooperate in providing all documents and information required for the deferral filing, including without limitation this Agreement and share issuance certificates.

6.3 Treatment of Transfers During Deferral Period. Within the Five-Year Deferral Period, if the Sellers transfer all or part of the consideration shares (including those converted into ADSs), the Sellers shall calculate and pay the corresponding income tax on the transferred portion. The un-transferred portion shall continue to enjoy tax deferral treatment until the end of the deferral period or until all remaining shares are transferred (whichever occurs first). If, at the expiration of the deferral period, the remaining shares have not yet been fully transferred, the Sellers may continue to defer the income tax corresponding to such remaining shares until the actual transfer date; the Buyer shall not claim any rights against the Sellers or require the Sellers to bear additional costs as a result of the expiration of the deferral period.

6.4 Foreign Exchange Registration. Since the consideration for this transaction is paid in the form of stock of an overseas listed company (YMT), the Sellers, as domestic entities, shall complete the foreign exchange registration for offshore direct investment or offshore securities investment with the State Administration of Foreign Exchange or its authorized branches after the Asset and Business Rectification Period ends and the transaction is completed. The Buyer shall, within fifteen (15) business days after the expiration of the Asset and Business Rectification Period and the completion of the transaction, provide the Sellers with all Cayman company documents required for foreign exchange registration (including without limitation YMT’s articles of association, register of members, share certificate, certificate of registered agent, etc.) and shall cooperate with the Sellers in completing such registration.

6.5 Trading After Foreign Exchange Registration. The Sellers shall only be entitled to convert the unlocked consideration shares into ADSs and trade them on the Nasdaq market after completing the foreign exchange registration procedures. If the Sellers fail to complete the foreign exchange registration due to reasons attributable to the Buyer (including but not limited to the Buyer’s failure to provide the required documents for registration in a timely manner, the inability of YMT’s stock to be normally traded on Nasdaq, etc.), the Buyer shall be deemed to have improperly failed to deliver the consideration shares, and the Sellers shall have the right to elect: (a) to require the Buyer to bear liability for breach under Article 11.1; or (b) to suspend the performance of post-asset-transfer cooperation obligations, without bearing any liability for breach, until the foreign exchange registration is completed. If the Sellers have completed the foreign exchange registration but, due to reasons attributable to themselves, transfer shares before completing such registration, the legal risks and administrative liability arising therefrom shall be borne by the Sellers themselves.

Article 7 Closing and Post-Closing Obligations

7.1 Closing Time. Closing shall take place within ten (10) business days after all conditions precedent specified in Article 4 have been satisfied or waived, or at such other time and place as the Parties may otherwise agree in writing.

7.2 Closing Documents. At Closing, the Sellers shall deliver to the Buyer the title documents, valuation reports and other documents of the Target Company; the Buyer shall issue the consideration shares in accordance with the foregoing provisions.

7.3 Post-Closing Obligations. After the Closing, the Sellers shall continue to cooperate with the Buyer in completing financial treatment and information disclosure and other related work.

Article 8 Representations and Warranties

8.1 Representations and Warranties of the Sellers. The Sellers hereby represent and warrant to the Buyer:

(1)	The Sellers are the lawful shareholders of the Target Company, with the capacity to execute and perform this Agreement;

(2)	The Sellers hold legal ownership and/or control over the Target Company, and the Target Company has no undisclosed pledges, freezes, seizures, third-party claims or other encumbrances, except for the liabilities and guarantees already disclosed in Article 1 of this Agreement;

(3)	The Target Company has no undisclosed material debts, guarantees, litigation, arbitration or administrative penalties;

(4)	The Sellers have truthfully disclosed to the Buyer all circumstances of the Target Company, including without limitation the title status, credit and debt relationships, litigation and arbitration, etc.;

(5)	The aggregate liability borne by the Sellers for breach of the foregoing representations and warranties shall not exceed the transaction consideration actually received by them.

8.2 Representations and Warranties of the Buyer. The Buyer hereby represent and warrant to the Sellers:

(1)	YMT is a company duly organized and validly existing under the laws of the Cayman Islands, with the capacity to execute and perform this Agreement;

(2)	The execution and performance of this Agreement have obtained the necessary internal approvals and authorizations of YMT;

(3)	Upon issuance, the consideration shares will be listed and traded on Nasdaq (or traded in the form of ADSs), in compliance with YMT’s articles of association and the Nasdaq listing rules;

(4)	The maximum aggregate liability of the Buyer for breach of representations, warranties and the provisions of this Agreement shall not exceed the total transaction consideration hereunder.

Article 9 Undertakings

9.1 Undertakings of the Sellers. The Sellers undertake:

(1)	To maintain the Target Company in accordance with the standard of a good manager during the Asset and Business Rectification Period, and not to engage in any conduct that may impair the value of the Target Company;

(2)	To actively rectify credit and debt relationships and encumbrances on the Target Company during the Asset and Business Rectification Period, and to promptly rectify any occupation or use, so as to ensure that the Target Company reaches a normal operating state available for the Buyer’s operation;

(3)	To be responsible for settling any debts incurred after June 30, 2026, and to ensure that such debts do not affect the pledge of equity interest of the Target Company or the use of its assets;

(4)	After the execution of this Agreement, without the prior written consent of the Buyer, not to transfer any equity interest of the Target Company to any third party, or to create any mortgage, guarantee, pledge or other disposition over the equity interest of the Target Company.

9.2 Undertakings of the Buyer. The Buyer undertakes:

(1)	To issue and deliver the consideration shares in a timely manner in accordance with the provisions of this Agreement;

(2)	To cooperate with the Sellers in completing the relevant procedures in accordance with the provisions of this Agreement.

Article 10 Confidentiality

The Parties shall be bound by a strict duty of confidentiality with respect to the existence and terms of this Agreement and any non-public information (collectively, “Confidential Information”) such as trade secrets, technical secrets, financial information, customer information, etc. of the other Party learned in the course of negotiation, execution and performance of this Agreement. Without the prior written consent of the other Party, no Party may disclose Confidential Information to any third party, except where disclosure is required by laws and regulations, regulatory requirements or judicial/arbitral proceedings.

Article 11 Termination of the Agreement

11.1 This Agreement may be terminated in the following circumstances:

(1)	The actual controller of the Buyer changes from Deng Jinhong to any other person without the prior written consent of the Sellers;

(2)	The Parties enter into a written agreement to terminate this Agreement;

(3)	A Party materially breaches this Agreement and fails to remedy such breach in a manner satisfactory to the non-breaching Party within thirty (30) days after receipt of written notice from the non-breaching Party, in which case the non-breaching Party shall have the right to terminate this Agreement by written notice to the other Party;

(4)	The conditions precedent set forth in this Agreement fail to be fully satisfied within the agreed period, and the Parties fail to reach consensus on an extension;

(5)	Upon expiration of the Asset and Business Rectification Period, the Sellers have failed to satisfy all conditions set forth in this Agreement, in which case the Buyer shall have the right to terminate this Agreement;

(6)	Force majeure prevents the performance of this Agreement for more than ninety (90) days;

(7)	If, prior to the Closing, the Buyer’s Cayman company is determined by Nasdaq to be delisted, this Agreement shall be automatically terminated, the Sellers shall not be required to handle any equity transfer procedures, and the Buyer shall compensate the Sellers for all transaction or rectification costs incurred in connection therewith;

(8)	If, after the Closing, the Buyer’s Cayman company is determined by Nasdaq to be delisted, or its stock is suspended from trading on a long-term basis and cannot be traded, or if it is determined that the ordinary shares cannot be converted into ADSs, or if the registration of the Sellers’ shares has not taken effect, the Sellers shall have the right to terminate the transaction and recover all transaction or rectification costs incurred in connection therewith. The Buyer shall, within fifteen (15) business days, cooperate with the Sellers to complete the procedures for releasing the equity pledge. All taxes and appraisal fees incurred in the course of the equity share-back shall be borne by the Buyer; if the Buyer delays cooperation in the share-back, the Buyer shall pay the Sellers liquidated damages at the rate of 0.05% of the total transaction consideration per day (if the time limit is exceeded by more than 15 business days for reasons not attributable to the Buyer, the Buyer shall not be deemed to be in delay of cooperation).

11.2 Consequences of Termination. Upon termination of this Agreement, save for the provisions on confidentiality and dispute resolution and other surviving provisions, the Parties shall use best efforts to restore to the status prior to execution. If the Sellers have received the consideration shares, such shares shall be returned; if the Sellers have transferred part of the consideration shares, the proceeds from such transfer together with the remaining shares shall be delivered to the Buyer. The equity interest of the Target Company that has been transferred (the 33.33% equity interest of the Target Company transferred by Aoge under the First Phase) shall be returned to the corresponding Seller, and the shareholding structure of the Target Company shall be restored to its pre-transaction status.

Article 12 Governing Law and Dispute Resolution

12.1 The execution, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan).

12.2 Any dispute arising out of or in connection with this Agreement shall first be resolved through friendly negotiation by the Parties. If the dispute cannot be resolved through negotiation, the relevant Parties shall submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in effect at the commission, with the place of arbitration being Beijing. The arbitral tribunal shall consist of three (3) arbitrators. The arbitral award shall be final and binding on the Parties to this Agreement. The prevailing Party shall have the right to require the losing Party to bear all costs of vindicating its rights, including without limitation attorneys’ fees, preservation fees, travel expenses and expert appraisal fees.

Article 13 Miscellaneous

13.1 Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to this transaction, and supersedes all prior oral or written agreements, understandings or arrangements reached by the Parties with respect to this transaction.

13.2 Amendment. Any amendment or supplement to this Agreement shall be made in writing upon the consensus of all Parties through negotiation and shall become effective upon execution by the Parties.

13.3 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severable and shall not affect the validity of the other provisions of this Agreement.

13.4 Notices. Any notice, request, consent or other communication under this Agreement shall be made in writing and shall be delivered by personal delivery, registered mail, fax or email to the address set forth in the head of this Agreement or to such other address as the Parties may notify in writing.

13.5 Counterparts. This Agreement is made in five (5) original counterparts, with the Buyer and the Sellers each holding two (2) counterparts and the Target Company holding one (1) counterpart, each having equal legal effect.

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Buyer:

Beijing Yimutian Network Technology Co., Ltd.

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Yimutian Inc.

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong

IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized representative to execute this Agreement as of the date first above written.

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Sellers:

Aoge (Beijing) Supply Chain Management Co., Ltd. (Seal)

Signature:	/s/ Sheng Wei
Name:	Sheng Wei
Title:	Legal Representative

Qingdao Quanao Management Consulting Enterprise (Limited Partnership) (Seal)

Signature:	/s/ Zhang Hongzhen
Name:	Zhang Hongzhen
Title:	Executive Partner

Target Company: Qingdao Quanao Supply Chain Technology Co., Ltd. (Seal)

Signature:	/s/ Zhang Hongzhen
Name:	Zhang Hongzhen
Title:	Legal Representative

IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized representative to execute this Agreement as of the date first above written.

Schedule 1: Statement of Liabilities of the Target Company

Schedule 2: Statement of Guarantees Provided by the Target Company to Third Parties